Exhibit 4.3

RIGHTS AGREEMENT AMENDMENT AND ASSIGNMENT

This Amendment and Assignment, dated as of January 2, 2014 (this “Amendment”), to the Rights Agreement, dated as of October 23, 2007 (as amended, the “Rights Agreement”), is by and between Signature Group Holdings, Inc., a Nevada corporation (the “Predecessor Company”), formerly known as Fremont General Corporation, and Computershare Inc., as successor in interest to Mellon Investor Services LLC, as Rights Agent (the “Rights Agent”);

WHEREAS, on or about October 15, 2013, the Predecessor Company completed a reverse stock split, pursuant to which every ten outstanding shares of common stock, par value $0.01 per share (“Predecessor Common Stock”) of the Predecessor Company was combined into one share of Predecessor Common Stock;

WHEREAS, the Predecessor Company is party to that certain Agreement and Plan of Merger, dated November 25, 2013, among the Predecessor Company, SGH Holdco, Inc., a Delaware corporation and wholly owned subsidiary of the Predecessor Company (the “Successor Company”), and SGH Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Successor Company (“Merger Sub”), which provides for the merger (the “Merger”) of the Predecessor Company with and into Merger Sub, with Merger Sub continuing as the surviving corporation and as a wholly owned subsidiary of the Successor Company;

WHEREAS, in connection with the Merger, the Successor Company has changed its name to “Signature Group Holdings, Inc.”;

WHEREAS, the parties hereto desire that at the effective time of the Merger, the Predecessor entity shall assign all of its rights and obligations hereunder to the Successor Company and the Successor Company shall assume all such rights and obligations for all purposes, including pursuant to Section 28 of the Rights Agreement;

WHEREAS, Section 27 of the Rights Agreement provides that the Predecessor Company and the Rights Agreement may from time to time supplement or amend the Rights Agreement;

NOW THEREFORE, in consideration of the foregoing premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:

1. The Predecessor Company hereby assigns all of its rights and obligations under the Rights Agreement to the Successor Company, and the Successor Company hereby assumes all such rights and obligations, effective as of the effective time of the Merger (the “Effective Time”). Successor Company shall notify the Rights Agent of the occurrence of the Effective Time promptly thereafter.

2. Section 1 of the Rights Agreement is hereby amended as follows:

(a) Section 1(e) is hereby amended by deleting it in its entirety and inserting in lieu thereof the following: ““Agreement” means this agreement, as amended from time to time.”

(b) Section 1(j) is hereby amended by deleting the amount “$1.00” therein and inserting in lieu thereof the following: “$0.001”.

(c) Section 1(l) is hereby amended by deleting it in its entirety and inserting in lieu thereof the following: ““Company” means Signature Group Holdings, Inc., a Delaware corporation.”

(d) Section 1(x) is hereby amended by deleting the amount “$1.00” therein and inserting in lieu thereof the following: “$0.001”.

(e) Section 1(dd) is hereby amended by deleting it in its entirety and inserting in lieu thereof the following: ““Rights Agent” means Computershare Inc., a Delaware corporation.”

3. Section 11(p) of the Rights Agreement is hereby amended by inserting at the end thereof the following: “It is understood and agreed that a reverse stock split occurred on or about October 15, 2013. Accordingly from and after such date (and until such time as any further adjustment shall be required pursuant to this Section 11(p)), there shall be ten (10) Rights associated with each share of Common Stock then outstanding or thereafter issued.”

4. Section 26 is hereby amended as follows:

(a) Section 26(a) is hereby amended by deleting the contact information for Fremont General Corporation in its entirety and inserting in lieu thereof:

“Signature Group Holdings, Inc.

15303 Venture Boulevard, Suite 1600

Sherman Oaks, California 91403

Attention: General Counsel”

(b) Section 26(b) is hereby amended by deleting the contact information for Mellon Investor Services LLC in its entirety and inserting in lieu thereof:

“Computershare Inc.

330 N. Brand Boulevard, Suite 701

Glendale, California 91203

Attention: Client Services”

5. Section 32 is hereby amended by deleting the word “Nevada” therein and inserting in lieu thereof the following: “Delaware”.

6. Exhibit A is hereby amended by deleting it in its entirety and inserting in lieu thereof the document set forth as Annex A hereto.

7. Exhibit B is hereby amended as follows:

(a) The words “Fremont General Corporation” wherever they appear are hereby deleted and in lieu thereof the following words are hereby inserted: “Signature Group Holdings, Inc.”

(b) The words “Mellon Investor Services LLC” wherever they appear are hereby deleted and in lieu thereof the following words are hereby inserted: “Computershare Inc.”

(c) The word “Nevada” is hereby deleted and in lieu thereof the following word is hereby inserted: “Delaware”.

(d) The words “a New Jersey limited liability company” are hereby deleted and in lieu thereof the following words are hereby inserted: “Delaware corporation”.

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7. The word “articles” appearing in Section 11(a)(iii) and Section 31 is hereby deleted and in lieu thereof the word “certificate” is hereby inserted.

8. Except as expressly amended hereby, the Rights Agreement remains in full force and effect in accordance with its terms. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

9. This Amendment shall be effective as of the Effective Time.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed as of the day and year first above written.

SIGNATURE GROUP HOLDINGS, INC.,
a Nevada Corporation

By:	/s/ Chris Manderson
	Name:	Chris Manderson
	Title:	EVP & General Counsel

COMPUTERSHARE INC.,
as Rights Agent

By:	/s/ Dennis V. Moccia
	Name:	Dennis V. Moccia
	Title:	Manager, Contract Administration

AGREED AND ACCEPTED

SIGNATURE GROUP HOLDINGS, INC.,
a Delaware Corporation

By:	/s/ Chris Manderson
	Name:	Chris Manderson
	Title:	EVP & General Counsel

ANNEX A

FORM OF

CERTIFICATE OF DESIGNATION

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

SIGNATURE GROUP HOLDINGS, INC.

(Pursuant to Section 151 of the

Delaware General Corporation Law)

Signature Group Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (hereinafter called the “Board of Directors”) as required by Section 151 of the General Corporation Law by written consent as of December 19, 2013.

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors hereby creates a series of Preferred Stock, par value $0.001 per share (the “Preferred Stock”), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, powers and preferences, and qualifications, limitations and restrictions thereof as follows:

Section 1. Designation and Amount. The shares of such series shall be classified and designated as Series A Junior Participating Preferred Stock, par value $0.001 per share (the “Series A Junior Participating Preferred Stock”), and the number of shares constituting such series shall be 665,000.

Section 2. Dividends and Distributions.

(a) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation out of funds legally available for the purpose, quarterly dividends payable in cash on or before the 30th day of January, April, July and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $0.01 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $0.001 per share, of the Corporation (the “Common Stock”) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall at any time after January 1, 2014 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) The Corporation may not declare or pay a dividend or distribution on the Common Stock (other than a dividend payable in shares of the Common Stock) unless it simultaneously declares and pays a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (a) above; provided that, in the event no dividend payable in shares of or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $0.01 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

(a) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the holders of Common Stock. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(c)(i) If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two directors.

(ii) During any default period, such voting right of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(c) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase in certain cases the authorized number of directors shall be exercised unless the holders of ten percent in number of shares of Series A Junior Participating Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Series A Junior Participating Preferred Stock of such voting right. At any meeting at which the holders of Series A Junior Participating Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two directors or, if such right is exercised at an annual meeting, to elect two directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Series A Junior Participating Preferred Stock shall have the right to make such increase in the number of directors as shall be necessary to permit the election by them of the required number. After the holders of the Series A Junior Participating Preferred Stock shall have exercised their right to elect directors in any default period and during the continuance of such period, the number of directors shall not be increased or decreased except by vote of the holders of Series A Junior Participating Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.

(iii) Unless the holders of Series A Junior Participating Preferred Stock shall, during an existing default period, have previously exercised their right to elect directors, the Board of Directors may authorize, or any stockholder or stockholders owning in the aggregate not less than ten percent of the total number of shares of Series A Junior Participating Preferred Stock outstanding, may request, the calling of a special meeting of the holders of Series A Junior Participating Preferred Stock, which meeting shall thereupon be called by the President, a Vice President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Series A Junior Participating Preferred Stock are entitled to vote pursuant to this paragraph (c)(iii) shall be given to each holder of record of Series A Junior Participating Preferred Stock by mailing a copy of such notice to such holder at its last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such authorization or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent of the total number of shares of Series A Junior Participating Preferred Stock outstanding. Notwithstanding the provisions of this paragraph (c)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

(iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of directors until the holders of Series A Junior Participating Preferred Stock shall have exercised their right to elect two directors voting as a class, after the exercise of which right (x) the directors so elected by the holders of Series A Junior Participating Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph (c)(ii) of this Section 3) be filled by vote of a majority of the remaining directors theretofore elected by the holders of the class of stock which elected the director whose office shall have become vacant. References in this paragraph (c) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(v) Immediately upon the expiration of a default period, (x) the right of the holders of Series A Junior Participating Preferred Stock as a class to elect directors shall cease, (y) the term of any directors elected by the holders of Series A Junior Participating Preferred Stock as a class shall terminate, and (z) the number of directors shall be such number as may be provided for in the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) or Bylaws of the Corporation irrespective of any increase made pursuant to the provisions of paragraph (c)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the Certificate of Incorporation or Bylaws of the Corporation). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining directors.

(d) Except as set forth herein, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or

(iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6. Liquidation, Dissolution or Winding Up.

(a) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received an amount equal to $1,000.00 per share of Series A Junior Participating Preferred Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph (c) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(b) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(c) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(d) In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the General Corporation Law of the State of Delaware, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of stock of the Company whose preferential rights upon dissolution are superior to those receiving the distribution.

(e) Neither the merger nor consolidation of the Corporation into or with another corporation nor the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.

Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. No Redemption. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

Section 9. Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

Section 10. Amendment. At any time when any shares of Series A Junior Participating Preferred Stock are outstanding, the Certificate of Incorporation, including the terms of this Certificate of Designation, shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

Section 11. Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.